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                                                                    EXHIBIT 12.1
                              EL PASO CORPORATION
                  COMPUTATION OF EARNINGS TO FIXED CHARGES AND
                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
              PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS
                              (DOLLARS IN MILLIONS)


                                                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                                      -------------------------------------------------------------
                                                                        2000         1999         1998          1997         1996
                                                                      --------     --------     --------      --------     --------
Earnings
        Pre-tax income (loss) from continuing operations              $  868         $(323)       $(476)        $639         $444
        Minority interest in consolidated subsidiaries                   144            61           37           25           --
        Income from equity investees                                    (127)          (95)         (73)         (53)          --
                                                                      ------         -----        -----         ----         ----
        Pre-tax income (loss) from continuing operations before
          minority interest in consolidated subsidiaries and
          income from equity investees                                   885          (357)        (512)         611          444

        Fixed charges                                                    728           552          453          381          269
        Distributed income of equity investees                            59            43           24           19           --
        Capitalized interest                                             (27)          (23)          (9)          (9)          (7)
        Minority interest
                Preferred stock dividend requirements of
                  consolidated subsidiaries                              (37)          (34)         (40)         (38)          (2)
                Fixed charges of minority interest in consolidated
                  subsidiaries                                          (119)          (36)         (12)          --           --
                                                                      ------         -----        -----         ----         ----
                Totals earnings available for fixed charges           $1,489         $ 145        $ (96)        $964         $704
                                                                      ======         =====        =====         ====         ====

Fixed charges
        Interest and debt expense                                       $560         $ 470        $ 388         $332         $255
        Interest component of rent                                        12            12           13           11           12
        Minority interest
                Preferred stock dividend requirement                      37            34           40           38            2
                Other minority interest in consolidated subsidiaries     119            36           12           --           --
                                                                      ------         -----        -----         ----         ----
                Total fixed charges                                   $  728         $ 552        $ 453         $381         $269
                                                                      ======         =====        =====         ====         ====
Ratio of earnings to fixed charges(1)                                   2.04            -- (2)       -- (2)     2.53         2.62
                                                                      ======         =====        =====         ====         ====

(1) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since El Paso has no outstanding preferred stock or preference stock and, therefore, no dividend requirements.

(2) Earnings were inadequate to cover fixed charges by $407 million and $549 million for 1999 and 1998.

        For purposes of calculating these ratios: (i) fixed charges represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor, pretax preferred stock dividend requirements of consolidated subsidiaries, and minority interests in consolidated subsidiaries; and (ii) earnings represent the aggregate of pre-tax income (loss) from continuing operations before adjustment for minority interest in consolidated subsidiaries and income from equity investees, fixed charges, and distributed income of equity investees, less capitalized interest, minority interest in consolidated subsidiaries, and preferred stock dividend requirement of consolidated subsidiaries.